UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K/A

(AMENDMENT NO. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)    June 30, 2004

RICHARDSON ELECTRONICS, LTD.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-12906	36-2096643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road
P.O. Box 393
LaFox, Illinois 60147-0393
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (630) 208-2200

EXPLANATORY NOTE

Richardson Electronics, Ltd. (the “Company”) is filing this amendment to its Current Report on Form 8-K, originally filed June 21, 2004, to reflect certain corrections to figures reported in the Company’s earnings release contained in the original Form 8-K.  Subsequent to the filing of the original Form 8-K, the Company has identified the following errors (in thousands, except per share amounts):

In the original Form 8-K, the Company reported net income (loss) per “basic share” before cumulative effect of accounting change for fiscal 2003 as $.72; the Company subsequently identified that this figure should have been reported as $(.73).  In the original Form 8-K, the Company reported the cumulative effect of accounting change, net of tax for fiscal 2003 as $(1.31); the Company subsequently identified that this figure should have been reported as $(1.30).  These corrections, in the aggregate, did not otherwise affect the net income (loss) per “basic share” for fiscal 2003, as originally reported in the earnings release contained in the original Form 8-K.

In the original Form 8-K, the Company reported other expenses, net for the three months ended in fiscal 2003 as $3,337; the Company subsequently identified that this figure should have been reported as $3,336.  In the original Form 8-K, the Company reported income (loss) before income tax and cumulative effect of accounting change for fiscal 2003 as $(15,110); however, this figure should have been reported as $(15,109).  In the original Form 8-K, the Company reported income tax provision (benefit) for the three months ended in fiscal 2003 as $(3,837); however, this figure should have been reported as $(3,838).  Accordingly, while income (loss) before cumulative effect of accounting change and net income (loss) for the three months ended in fiscal 2003 were each reported as $(11,273), each of these figures should have been reported as $(11,271).

In the original Form 8-K, the Company reported income (loss) per “basic share” before cumulative effect of accounting change, net income (loss) per “basic share,” income (loss) per “diluted share” before cumulative effect of accounting change and net income (loss) per “diluted share” for the three months ended in fiscal 2003 as $(.81).  However, the Company should have reported each of these figures as $(.82).

The following sets forth the information in the original Form 8-K, as amended and restated in its entirety.  All information contained in this amendment and the original Form 8-K is subject to updating and supplementing as provided in the Company’s periodic and annual reports filed subsequently with the Securities and Exchange Commission.

Item 9.  Regulation FD Disclosure

For Immediate Release

For Details Contact:

Ed Richardson	Dario Sacomani
Chairman and Chief Executive Officer	Senior Vice President and
Richardson Electronics, Ltd.	Chief Financial Officer
Phone: (630) 208-2340	Richardson Electronics, Ltd.
E-mail: info@rell.com

Richardson Reports Record Sales for Fiscal 2004

LaFox, IL, Monday June 21, 2004:  Richardson Electronics, Ltd.  (NASDAQ: RELL) today reported results for its fiscal fourth quarter and fiscal year ended May 29, 2004.  The Company achieved record sales levels for both the fourth quarter and fiscal year while sales for all strategic business units reached record levels for the fiscal year.

Fourth Quarter Fiscal 2004 Results

Sales in the fourth quarter of fiscal 2004 were a record $145.4 million, an increase of 22.2% from the prior year’s fourth quarter and marked the eighth consecutive quarter of year over year growth.  Net income was $2.4 million, or $0.17 per share, compared to a net loss of $11.3 million, or $0.82 per share, in the fourth quarter of fiscal 2003.  The prior year’s fourth quarter loss included after-tax charges of $11.9 million principally related to inventory write-downs, restructuring charges and incremental tax provisions.

Sales in all strategic business units grew in the quarter over the prior year led by RF and Wireless Communications sales growth of 30.4% to $67.9 million with strong growth in passive, interconnect, network access, and infrastructure sales, particularly in Asia/Pacific.  Industrial Power Group sales grew 29.3% to $31.5 million led by increased power component demand.  Sales for the Security Systems Division reached $25.4 million in the quarter, up 13.1% from the prior year’s fourth quarter with strong growth in the United States.  Display Systems Group sales increased 3.7% to $18.7 million with particular strength in specialty display sales.

Asia/Pacific led all geographic areas for the Company with 53.6% sales growth in the quarter to $32.9 million with exceptional wireless infrastructure growth.  North America sales grew 19.6% to $76.1 million led by increased passive and interconnect demand.  Sales in Europe reached $30.7 million in the quarter, up 11.0% from the prior year, with across the board growth as all strategic business units increased sales.  Latin America sales declined 9.5% to $5.0 million mostly due to the completion of a large broadcast project in the prior year.

Fiscal 2004 Results

For the full fiscal year, sales reached a record $520.1 million, an increase of 12.0% from fiscal 2003.  Net income was $6.0 million, or $0.42 per share, compared to a net loss of $28.0 million, or $2.03 per share, in fiscal 2003.  The prior year’s loss included the charges noted above for the fourth quarter and a cumulative effect of an accounting change of $17.9 million, net of tax.

Sales for all strategic business units reached record levels for the year led by RF & Wireless Communications with sales of $231.4 million, an increase of 13.2% from fiscal 2003 as passive, interconnect and network access sales experienced strong growth.  Industrial Power Group sales grew 18.0% to $112.7 million led by increased power component demand.  Sales for the Security Systems Division exceeded $100 million for the first time, up 10.7% from fiscal 2003 to $102.0 million with strong growth in Canada and renewed growth in the United States, principally due to an increase in digital video recorder sales.  Display Systems Group sales reached $66.5 million in fiscal 2004, an increase of 3.5% over the prior year, with strength in the specialty display and medical monitor businesses.

Geographically, the Company’s sales in Asia/Pacific and Europe reached record levels for fiscal 2004.  Asia/Pacific sales grew 33.2% over fiscal 2003 to $104.1 million led by strong wireless infrastructure and network access sales growth.  Sales in Europe reached $116.8 million, an increase of 13.3% from the prior year, with increased network access and industrial power demand.  North America sales grew to $275.6 million, up 6.2% from fiscal 2003, led by security systems sales growth.  Sales in Latin America declined 2.2% to $20.1 million as decreased broadcast demand was partially offset by increased industrial power demand.

“We are extremely pleased with the record demand that we saw across all of our strategic business units, especially in the Asia/Pacific region which continued to be our strongest market and fastest growing region,” said Edward J. Richardson, Chairman of the Board and Chief Executive Officer.  “We look forward to building off fiscal 2004’s record performance as we continue to pursue new sales levels and earnings growth utilizing our engineered solutions strategy.”

On Tuesday, June 22, 2004 at 7:00 a.m. CDT, Mr. Edward J. Richardson, Chairman and Chief Executive Officer will host a conference call to discuss the release. A question and answer session will be included as part of the call’s agenda. To listen to the call, please dial 888-273-9887 approximately five minutes prior to the start of the call. A replay of the call will be available from 10:30 a.m. on June 22, 2004 through September 23, 2004. The telephone numbers for the replay are (USA) 800-475-6701 and (International) 320-365-3844; access code 735771.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “engineered solutions,” serving the RF and wireless communications, industrial power conversion, security and display systems markets.  The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics.  Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

Richardson Electronics, Ltd.

Consolidated Condensed Statements of Operations

Twelve Months Ended May 29, 2004

(In thousands, except per share amounts, unaudited)

	Three Months		Twelve Months
	FY 2004	FY 2003	FY 2004	FY 2003
Net sales	$145,374	$118,935	$520,069	$464,517
Cost of products sold	109,015	104,114	392,117	365,427
Gross margin	36,359	14,821	127,952	99,090
Selling, general and administrative expenses	30,104	26,594	108,545	100,749
Operating income (loss)	6,255	(11,773)	19,407	(1,659)
Other expenses, net	2,903	3,336	10,837	11,484
Income (loss) before income tax and cumulative effect of accounting change	3,352	(15,109)	8,570	(13,143)
Income tax provision (benefit)	916	(3,838)	2,537	(3,012)
Income (loss) before cumulative effect of accounting change	2,436	(11,271)	6,033	(10,131)
Cumulative effect of accounting change, net of tax (1)	—	—	—	(17,862)
Net income (loss)	$2,436	$(11,271)	$6,033	$(27,993)
Income (loss) per share - basic:
Income (loss) per share before cumulative effect of accounting change	$.17	$(.82)	$.43	$(.73)
Cumulative effect of accounting change, net of tax	—	—	—	(1.30)
Net income (loss) per share	$.17	$(.82)	$.43	$(2.03)
Average shares outstanding	14,153	13,860	14,040	13,809
Income (loss) per share - diluted:
Income (loss) per share before cumulative effect of accounting change	$.17	$(.82)	$.42	$(.73)
Cumulative effect of accounting change, net of tax	—	—	—	(1.30)
Net income (loss) per share	$.17	$(.82)	$.42	$(2.03)
Average shares outstanding	14,553	13,860	14,418	13,809

Dividends per common share	$.04	$.04	$.16	$.16

(1)       Effective June 1, 2002, the Company adopted SFAS 142, “Goodwill and Other Intangible Assets” and as a result recorded a cumulative effect adjustment of $17,862, net of tax of $3,725 to write-off impaired goodwill.

Richardson Electronics, Ltd.

Sales and Gross Margin

Fourth Quarter Fiscal 2004

(In thousands, unaudited)

By Business Unit:

	Sales			Gross Margin
	FY 2004	FY 2003	% Change	FY 2004	GM% of Sales	FY 2003	GM% of Sales
Fourth Quarter
RF and Wireless Communications	$67,896	$52,050	30.4%	$15,150	22.3%	$11,608	22.3%
Industrial Power Group	31,505	24,359	29.3%	9,964	31.6%	7,287	29.9%
Security Systems Division	25,438	22,489	13.1%	6,626	26.0%	5,633	25.0%
Display Systems Group	18,696	18,022	3.7%	4,973	26.6%	4,241	23.5%
Other	1,839	2,015		(354)		(13,948)
Total	$145,374	$118,935	22.2%	$36,359	25.0%	$14,821	12.5%

Fiscal Year
RF and Wireless Communications	$231,389	$204,427	13.2%	$52,340	22.6%	$45,687	22.3%
Industrial Power Group	112,737	95,508	18.0%	34,694	30.8%	29,523	30.9%
Security Systems Division	101,979	92,090	10.7%	26,045	25.5%	22,939	24.9%
Display Systems Group	66,452	64,191	3.5%	17,105	25.7%	16,218	25.3%
Other	7,512	8,301		(2,232)		(15,277)
Total	$520,069	$464,517	12.0%	$127,952	24.6%	$99,090	21.3%

By Geographic Area:

	Sales			Gross Margin
	FY 2004	FY 2003	% Change	FY 2004	GM% of Sales	FY 2003	GM% of Sales
Fourth Quarter
North America	$76,066	$63,599	19.6%	$19,562	25.7%	$16,633	26.2%
Europe	30,715	27,676	11.0%	8,804	28.7%	7,679	27.7%
Asia/Pacific	32,948	21,456	53.6%	7,077	21.5%	4,695	21.9%
Latin America	4,968	5,490	—9.5%	1,324	26.7%	1,220	22.2%
Corporate	677	714		(408)		(15,406)
Total	$145,374	$118,935	22.2%	$36,359	25.0%	$14,821	12.5%

Fiscal Year
North America	$275,622	$259,640	6.2%	$71,894	26.1%	67,863	26.1%
Europe	116,820	103,129	13.3%	33,709	28.9%	28,387	27.5%
Asia/Pacific	104,068	78,146	33.2%	23,304	22.4%	17,895	22.9%
Latin America	20,074	20,523	—2.2%	4,869	24.3%	5,274	25.7%
Corporate	3,485	3,079		(5,824)		(20,329)
Total	$520,069	$464,517	12.0%	$127,952	24.6%	$99,090	21.3%

Note: Fiscal 2003 data has been reclassified to conform with the fiscal 2004 presentation.  The modifications include:

•                  reclassifying broadcast tubes from RF and Wireless Communications Group to Industrial Power Group; and

•                  reclassifying direct export and a portion of Corporate to the identified geographic areas based on ship to location.

Europe includes sales and gross margins to Middle East and Africa.

Corporate consists of freight and other non-area specific sales and gross margins.

Richardson Electronics, Ltd.

Consolidated Condensed Balance Sheets

(In thousands)

	May 29, 2004	May 31, 2003
	(unaudited)

ASSETS
Current assets:
Cash and equivalents	$16,927	$16,874
Accounts receivable, net	106,130	85,355
Inventories	92,297	95,896
Other	19,739	26,320
Total current assets	235,093	224,445
Property, plant and equipment, net	30,589	31,088
Goodwill and intangible assets	6,726	6,129
Other assets	13,309	3,269
Total assets	$285,717	$264,931

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$33,473	$23,660
Other accrued liabilities	18,663	16,880
Current portion of long-term debt	4,027	46
Total current liabilities	56,163	40,586
Long-term debt	133,813	138,396
Other liabilities	11,631	10,318
Total liabilities	201,607	189,300
Stockholders’ equity	84,110	75,631
Total liabilities and equity	$285,717	$264,931

Note : May 31, 2003 data has been reclassified to conform with the May 29, 2004 presentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RICHARDSON ELECTRONICS, LTD.
(Registrant)

Dated:	June 30, 2004	By:	/s/ Dario Sacomani

		Name:	Dario Sacomani
		Title:	Senior Vice President and Chief Financial
Officer